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                                                                   EXHIBIT 10.19


[LOGO] Getty
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GETTY REALTY CORP. o 125 JERICHO TURNPIKE o JERICHO, NY 11753 o (516) 338-6000


April 8, 1997


125 Jericho Turnpike
Jericho, New York 11753

Dear _______________:

      I am writing to confirm to you that the "change of control" Agreement between you and Getty Petroleum Corp. dated December 9, 1994, as amended on March 7, 1996 (the "Agreement"), became effective on March 21, 1997, which was the date of the distribution of the stock of Getty Petroleum Marketing Inc. ("Marketing") to the Getty Petroleum Corp. stockholders. All capitalized terms not specifically defined herein shall have the same meaning as set forth in the Agreement.

      Accordingly, the 36-month period referred to in paragraph 1 of the Agreement will commence on March 21, 1997 and shall remain in full force and effect until it terminates on March 20, 2000. During this 36-month period the Company will continue to pay you biweekly not less than your base salary in effect on March 21, 1997, which amount is set forth in paragraph 1 of the attached Schedule ("Base Salary"). In addition, at the end of each of the next three 12-month periods beginning March 21, 1997 (each an "Agreement Year") the Company will pay to you on or prior to March 21 an additional amount which shall not be less than the difference between (1) the Guaranteed Salary set forth in paragraph 2 of the attached Schedule and (2) the sum of(a) the Base Salary paid to you, (b) the amount paid by the Company on your behalf to the 401-K Plan, (c) the bonus paid to you pursuant to the ICP, and (d) the amount paid on your behalf pursuant to the Supplemental Deferred Compensation Plan, in each case during the Agreement Year (the sum of all the payments described m the foregoing clause (2) being hereinafter referred to as "Actual Compensation"). The foregoing obligations for the third Agreement Year shall be payable by March 21, 2000 and, accordingly, such Agreement shall survive in the event the aforementioned payments are not made before March 20, 2000--the date of termination of the Agreement.

      Notwithstanding the preceding paragraph, in the event that you leave the employment of the Company the balance of your Guaranteed Salary (in excess of the Actual Compensation previously paid to you in the then current Agreement
Year) prorated through the last day of your employment for the then current Agreement Year, shall be paid to you (and/or any payee you designate) on the last day of your employment (For example, if you leave the Company on September 21, 1997, you would be paid 50% of your Guaranteed Salary for this Agreement Year, less the Actual Compensation you received prior to September 21, 1997 for such six-month period.) Thereafter, the Guaranteed Salary for the remainder of the Agreement Year and for the remainder
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April 8, 1997
Page 2


of the term of the Agreement shall be paid on a biweekly basis to you and/or to payees whom you may select; provided, however, such payments shall be reduced by any amounts of similar compensation you may receive from another employer as provided in paragraph 3 of the Agreement.

      Attached hereto is a Schedule setting forth your current Base Salary, and your Guaranteed Salary and how it was calculated, using the prior 36-month period ended March 21, 1997 as the base period. Should the Company in its sole discretion elect during any Agreement Year to pay to you (or the appropriate payee on your behalf) more than your Guaranteed Salary for such period, the Company's obligation to you under the Agreement for subsequent Agreement Years shall continue to be to pay you your Guaranteed Salary for each Agreement Year, without giving effect to prior payments in excess of the Guaranteed Salary.

      The amount owed to you under paragraph 2A of the Agreement is set forth in paragraph 3 on the attached Schedule and will be paid to you on or before April 15, 1997. The ICP Award to be paid under Paragraph 2A of the Agreement and the Supplemental Deferred Compensation paid on March 25, 1997 relate to the fiscal year ended January 31, 1997, and such amounts shall not be included for the purpose of determining the Guaranteed Salary or Actual Compensation received during any Agreement Year. The ICP Awards and Supplemental Deferred Compensation paid for fiscal years ended January 31, 1998, 1999 and 2000 shall be included in determining the Actual Compensation for each related Agreement Year during the 36-month period following March 21, 1997. Such ICP Awards shall be computed in accordance with the ICP Plan (including goals and formula) adopted for each such fiscal year by the Compensation Committee of the Board of Directors. Your ICP Award to be paid pursuant to Paragraph 2A of the Agreement consists of $___, reflecting the compensation formula adopted by a majority of the Compensation Committee of the Board, and $___, reflecting the Board's recognition of your efforts in effecting the "Spin-Off' of Marketing.

      Finally, in the event there is a subsequent "change of control", the Agreement, as implemented hereunder, shall remain in full force and effect for the 36-month term set forth herein and any subsequent "change of control" shall not result in the amendment or extension of the Agreement.

Very truly yours,
GETTY REALTY CORP.


LEO LIEBOWITZ
President

Accepted and Agreed to this
____ day of April 1997:

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                                    SCHEDULE
                                       TO
                                CHANGE of CONTROL
                               CONFIRMATION LETTER

                               For _______________

1. Base Salary: Base salary as of March 21, 1997 is defined as $________________ per annum, payable in biweekly installments of $_______________ each.

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2. Guaranteed Salary:


                                            Three 12 month periods ended:

                                      (3/21/95)       (3/21/96)       (3/21/97)
                                      ---------       ---------       ---------
BASE SALARY
                                      ---------       ---------       ---------
SUPPLEMENTAL
DEFERRED
COMPENSATION
                                      ---------       ---------       ---------
401-K PLAN
                                      ---------       ---------       ---------
ICP
                                      ---------       ---------       ---------
TOTAL                                 $               $               $
                                      =========       =========       =========


Total Compensation for prior 36 months equals
$____________/3 equals your Guaranteed Salary of $______________


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3. ICP Award:

ICP Award for fiscal year 1997 per paragraph 2A of the Agreement shall be not less than $____________.